Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR
2009 FINANCIAL RESULTS

—Company Reports Solid Financial and Operational Performance—

—Fourth Quarter New Business Activity Totals Nearly $1 Billion—

(Dulles, VA 18 February 2010) – Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the fourth quarter and full year 2009.  Fourth quarter 2009 revenues were $282.3 million, compared to $305.2 million in the fourth quarter of 2008.  Fourth quarter 2009 operating income was $14.7 million, compared to $16.8 million in the fourth quarter of 2008.

Net income was $9.3 million, or $0.16 diluted earnings per share, in the fourth quarter of 2009, compared to net income of $9.0 million, or $0.15 diluted earnings per share, in the fourth quarter of 2008.  Orbital generated $8.3 million of free cash flow* in the fourth quarter of 2009 compared to free cash flow of $14.1 million in the fourth quarter of 2008.

Full year 2009 revenues were $1,125.3 million, compared to $1,168.6 million in 2008.  Operating income was $52.3 million in 2009, compared to $84.3 million in 2008.  Net income was $36.6 million, or $0.63 diluted earnings per share in 2009, compared to income from continuing operations of $42.6 million, or $0.70 per diluted share in 2008.  Orbital generated $58.7 million of free cash flow in 2009, compared to $82.3 million in 2008.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital ended 2009 with its best quarter of the year for new business and with its busiest period for operational activity.  In addition, the company’s fourth quarter financial results were better than expected, due in large measure to strong revenue growth in advanced space programs and solid profit margins in satellites and space systems.”

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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

Fourth Quarter Financial Highlights

Summary financial results were as follows:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2009	2008	2009	2008
Revenues	$282.3	$305.2	$1,125.3	$1,168.6
Operating Income	14.7	16.8	52.3	84.3
Income from Continuing Operations	9.3	9.0	36.6	42.6
Income from Discontinued Operations	—	—	—	15.9
Net Income	9.3	9.0	36.6	58.5
Diluted Earnings per Share:
Continuing Operations	$0.16	$0.15	$0.63	$0.70
Discontinued Operations	—	—	—	0.26
Net Income	0.16	0.15	0.63	0.96

Revenues decreased $22.9 million, or 8%, in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily due to decreased contract activity on communications satellite, missile defense and Orion programs, partially offset by increased activity on the International Space Station Commercial Resupply Services (CRS) contract awarded by NASA at the end of 2008.

Operating income decreased $2.1 million, or 13%, in the fourth quarter of 2009 compared to the fourth quarter of 2008.  This was due to a $4.1 million decrease in operating income related to a net reduction in contract activity and a $3.6 million increase in unrecovered research and development (R&D) expenses.  The fourth quarter of 2008 included a $5.6 million profit reduction related to a launch failure.

Net income in the fourth quarter of 2009 was $9.3 million, or $0.16 diluted earnings per share, compared to $9.0 million, or $0.15 diluted earnings per share in the fourth quarter of 2008.  The increase in net income was due to a $6.2 million reduction in investment impairment charges offset by a $2.1 million reduction in operating income, a $2.6 million increase in income tax expense and a $1.2 million reduction in other income.

Diluted weighted-average shares outstanding were 57.5 million in the fourth quarter of 2009, down from 59.3 million in the fourth quarter of 2008 due to share repurchases made by the company in the first half of 2009.

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

Segment Results

Launch Vehicles

	Fourth Quarter			Full Year
($ in millions)	2009	2008	% Change	2009	2008	% Change
Revenues	$93.9	$122.2	(23%)	$440.2	$454.3	(3%)
Operating Income	2.6	4.2	(38%)	14.2	33.6	(58%)
Operating Margin	2.8%	3.4%		3.2%	7.4%

Launch vehicles segment revenues decreased $28.3 million in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily due to decreased activity on the Ground-based Midcourse Defense (GMD) missile defense program and the termination of the Kinetic Energy Interceptor (KEI) program in the second quarter of 2009.  Segment operating income decreased $1.6 million in the fourth quarter primarily due to the reduction in activity on the GMD and KEI programs and higher Taurus® II launch vehicle R&D expenditures.  The fourth quarter of 2008 included a $5.6 million profit reduction charge related to a launch failure.

The company’s R&D expenses are generally recoverable under contracts with the U.S. Government.  However, in the fourth quarters of 2009 and 2008, the company’s operating income was reduced by $5.1 million and $1.5 million, respectively, of unrecovered R&D expenses that exceeded a self-imposed ceiling on such costs.

Satellites and Space Systems

	Fourth Quarter			Full Year
($ in millions)	2009	2008	% Change	2009	2008	% Change
Revenues	$72.3	$107.8	(33%)	$352.3	$422.3	(17%)
Operating Income	6.1	8.7	(30%)	27.3	32.2	(15%)
Operating Margin	8.4%	8.1%		7.7%	7.6%

Satellites and space systems segment revenues decreased $35.5 million in the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily due to decreased activity on communications satellite contracts as a result of the substantial completion of certain satellites.  Segment operating income decreased $2.6 million in the fourth quarter primarily due to the reduction in communication satellite contract activity.  Segment operating margin for the quarter increased slightly primarily due to favorable profit adjustments on certain communications satellite contracts.

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

 Advanced Space Programs

	Fourth Quarter			Full Year
($ in millions)	2009	2008	% Change	2009	2008	% Change
Revenues	$119.9	$77.1	56%	$344.7	$298.1	16%
Operating Income	6.0	3.9	54%	10.8	19.1	(43%	)
Operating Margin	5.0%	5.1%		3.1%	6.4%

Advanced space programs segment revenues increased $42.8 million in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to increased activity on the CRS contract and certain national security satellite contracts, partially offset by a reduction in activity on the Orion human space vehicle program.  Segment operating income increased $2.1 million in the quarter primarily due to the increase in activity on the CRS contract, partially offset by a reduction in Orion program activity.

Cash Flow

Cash flow for the fourth quarter and full year 2009 was as follows:

	2009
($ in millions)	Fourth Quarter	Full Year
Net Cash Provided by Operating Activities	$24.8	$104.0
Capital Expenditures	(16.5)	(45.3)
Free Cash Flow	8.3	58.7
Repurchase of Common Stock	—	(16.7)
Other	0.5	2.7
Net Increase in Cash	8.8	44.7
Beginning Cash Balance	364.2	328.3
Ending Cash Balance	$373.0	$373.0

Free cash flow was $8.3 million for the fourth quarter and $58.7 million for the full year 2009.  Orbital did not repurchase any shares of its common stock during the second half of 2009, but did repurchase approximately 1.2 million shares for $16.7 million in the first half of 2009.  The company’s unrestricted cash balance was $373.0 million as of December 31, 2009.

New Business Highlights

During the fourth quarter of 2009, Orbital received approximately $660 million in new firm and option contract bookings.  In addition, the company received approximately $335 million of option exercises under existing contracts.  Major fourth quarter bookings included firm and option orders for five commercial communications satellites and option exercises for another International Space Station CRS cargo delivery mission and a defense satellite program.

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

For the full year, Orbital received $1.88 billion in total new business, made up of $1.27 billion in new orders and $610 million in option exercises.  As of December 31, 2009, the company’s firm contract backlog was approximately $1.89 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.94 billion.

Operational Highlights

Orbital carried out five successful launch vehicle and space systems missions in the fourth quarter, including the deployment of the IS-15 communications satellite for Intelsat and the launch of a medium-range target vehicle for the Missile Defense Agency.  In addition, the company completed and delivered five spacecraft and launch vehicles for future applications, including the IS-16 satellite and two Orbital Boost Vehicle (OBV) interceptor rockets.

For the full year 2009, Orbital completed 35 major operational events, consisting of 12 rocket launches and satellite deployments, 17 additional system deliveries and 6 R&D events involving new launch vehicles and spacecraft programs.

The company also conducted three successful space missions so far in 2010, including the deployment of the IS-16 satellite and launches of one OBV interceptor and one target rocket.  In addition, Orbital delivered five other launch vehicles and completed one major R&D event since the start of this year.

2010 Financial Guidance

The company reaffirmed its previous financial guidance for 2010 as follows:

2010
Revenues (in millions)	$1,175 - $1,225
Operating Income Margin	5.5% - 6.0%
Diluted Earnings per Share	$0.70 - $0.80
Free Cash Flow (in millions)	($60 - $70)

Commenting on Orbital’s 2010 outlook, Mr. Thompson said, “Having built up strong business momentum in 2009, Orbital looks forward to a year of substantial revenue growth together with profit margin expansion and earnings improvement in 2010.  We also expect the year ahead to present more than the usual number of opportunities and challenges as we pursue new growth avenues in several of our core markets and close in on the first launches of our new Taurus II rocket and Cygnus spacecraft planned for 2011.”

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, government contract procurement and termination risks, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

-- attachments below --

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter		Full Year
	2009	2008*	2009	2008*

Revenues	$282,333	$305,239	$1,125,295	$1,168,635
Cost of revenues	220,576	251,030	890,313	955,754
Research and development expenses	28,609	21,324	109,754	51,406
Selling, general and administrative expenses	18,422	16,081	72,935	77,193
Income from operations	14,726	16,804	52,293	84,282
Investment impairment charge	—	(6,200)	(3,300)	(17,800)
Interest income and other	278	1,381	8,268	6,982
Interest expense	(2,298)	(2,212)	(9,039)	(8,770)
Income from continuing operations before income taxes	12,706	9,773	48,222	64,694
Income tax provision	(3,422)	(777)	(11,615)	(22,078)
Income from continuing operations	9,284	8,996	36,607	42,616
Income from discontinued operations, net of taxes	—	—	—	15,918
Net income	$9,284	$8,996	$36,607	$58,534

Basic income per share:
Continuing operations	$0.16	$0.15	$0.64	$0.71
Discontinued operations	—	—	—	0.27
Net income	0.16	0.15	0.64	0.98

Diluted income per share:
Continuing operations	$0.16	$0.15	$0.63	$0.70
Discontinued operations	—	—	—	0.26
Net income	0.16	0.15	0.63	0.96

Shares used in computing basic income per share	56,841	58,351	56,787	58,569
Shares used in computing diluted income per share	57,489	59,259	57,496	59,725
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* The company's 2008 financial statements have been adjusted to record $1.1 million and $4.4 million of additional interest expenses in the fourth quarter and full year 2008, respectively, required by a new accounting standard pertaining to the company's convertible debt.

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Revenues:
Launch Vehicles	$93.9	$122.2	$440.2	$454.3
Satellites and Space Systems	72.3	107.8	352.3	422.3
Advanced Space Programs	119.9	77.1	344.7	298.1
Eliminations	(3.8)	(1.9)	(11.9)	(6.1)
Total Revenues	$282.3	$305.2	$1,125.3	$1,168.6

Income from Operations:
Launch Vehicles	$2.6	$4.2	$14.2	$33.6
Satellites and Space Systems	6.1	8.7	27.3	32.2
Advanced Space Programs	6.0	3.9	10.8	19.1
Eliminations	—	—	—	(0.6)
Total Income from Operations	$14.7	$16.8	$52.3	$84.3

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008*
Assets
Cash	$372,986	$328,307
Receivables, net	199,482	203,111
Inventory	38,662	33,434
Deferred income taxes, net	37,902	35,368
Other current assets	14,258	8,951
Total current assets	663,290	609,171
Non-current investments	13,100	16,700
Property, plant and equipment, net	133,275	104,880
Goodwill	55,551	55,551
Deferred income taxes, net	50,326	63,206
Other non-current assets	13,939	4,387
Total Assets	$929,481	$853,895

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$171,805	$179,658
Deferred revenues and customer advances	127,056	80,059
Total current liabilities	298,861	259,717
Long-term debt	120,274	115,372
Other non-current liabilities	7,886	5,700
Total stockholders’ equity	502,460	473,106
Total Liabilities and Stockholders’ Equity	$929,481	$853,895
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* The company’s 2008 financial statements have been adjusted as required by a new accounting standard pertaining to the company's convertible debt..

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Orbital Announces Fourth Quarter and Full Year 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	2009
	Fourth Quarter	Full Year
Net income	$9,284	$36,607
Investment impairment charge	—	3,300
Depreciation	5,137	19,208
Deferred income taxes	2,068	9,530
Changes in assets and liabilities	4,656	23,436
Other	3,634	11,911
Net cash provided by operating activities	24,779	103,992
Capital expenditures	(16,517)	(45,343)
Sale of investment	—	1,138
Other	—	100
Net cash used in investing activities	(16,517)	(44,105)
Repurchase of common stock	-	(16,681)
Net proceeds from issuance of common stock	444	2,480
Other	96	(1,007)
Net cash provided by (used in) financing activities	540	(15,208)
Net increase in cash	8,802	44,679
Cash, beginning of period	364,184	328,307
Cash, end of period	$372,986	$372,986

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